UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 31, 2012

CORNERSTONE CORE PROPERTIES

REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

The information in this Report set forth under Items 2.01 and 2.03 related to the joint venture to acquire the Portland Properties (as defined below) and the related financing arrangements is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

Joint Venture to Acquire Portland Portfolio

General

On August 3, 2012, through a wholly-owned subsidiary, we funded an investment in a joint venture, Cornerstone Healthcare Partners, LLC, that concurrently acquired a portfolio of two skilled nursing facilities located in the Portland, Oregon metropolitan area from Sheridan Care Center LLC, Sheridan Properties LLC, Fernhill Estates LLC and Fernhill Properties LLC (collectively, the “Sellers”). Cornerstone Healthcare Realty Fund (“CHREF”), an affiliate of our advisor, is our joint venture partner in the $8.6 million transaction. The portfolio, which includes the property at 411 SE Sheridan Road, Sheridan Oregon and 5737 NE 37th Avenue, Portland Oregon (collectively, the “Portland Properties”) has a total of 102 beds.

The Portland Properties will be leased by the joint venture to Dakavia Management, the current operator of the facilities, pursuant to a long-term triple net lease. The lease term is fifteen years with a lessee option to renew for an additional five-year period. The combined lease rate for the Portland Properties, calculated as the first year lease payment as a percentage of the purchase price, is 10%. The Portland Properties provide an initial cash on cash yield, calculated by dividing the first year lease payment, less the asset management and property management fees paid to our advisor, by the equity contribution, is estimated to be approximately 13.4%.

Additionally, the joint venture has acquired, for a fee of $348,000, the option to purchase an additional property located at 14145 SW 105th Street, Tigard, Oregon (“Tigard”) for a purchase price of $8.2 million. The option gives the joint venture the right, but not the obligation, to purchase Tigard from Pacific Gardens Estates, LLC. The option may be exercised beginning in February 2013, and the joint venture anticipates acquiring Tigard at that time. Tigard is a 78 bed facility that is currently 77% occupied.

In connection with the acquisition, we executed an amendment to our existing advisory agreement with Cornerstone Realty Advisors (the “Advisor”) in order to revise certain advisory fees payable in connection with the acquisition, management and leasing of the Portland Properties and other property that we may acquire in the future. The amendment revises the acquisition fee payable to the advisor from an amount equal to 2.0% of the gross proceeds from our public offering to an amount not to exceed 2.0% of our pro rata portion of the contract purchase price of the acquired property. In the case of the Portland Properties, the actual amount of the acquisition fee is 1.4% of our pro rata portion of the contract purchase price.

We also executed a property management and leasing agreement with the Advisor pursuant to which the Advisor will perform property management and leasing services with respect to the Portland Properties and will receive property management fees, payable monthly, of 3.0% of monthly gross revenues from the Portland Properties and a one-time leasing fee with respect to the leasing of the Portland Properties of 2.5% of the rent payable by the tenant during the initial term of the lease, payable upon the execution of the lease.

Parties and Structure

Capital Contributions. We invested approximately $3.5 million to acquire a 90% equity interest in Cornerstone Healthcare Partners, LLC (the “JV Entity”). CHREF invested approximately $0.2 million to acquire the remaining 10% interest in the JV Entity.

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Management of the JV Entity. As the manager of the JV Entity, we generally have the authority to direct and control the business of the JV Entity; however, under the terms of the operating agreement for the JV Entity, certain major decisions regarding the business of the JV Entity require the unanimous approval of us and CHREF. Such major decisions include, among others, (i) the sale or transfer of all or substantially all of the JV Entity’s assets, (ii) any merger or consolidation of the JV Entity with any other entity, (iii) admission of new members, (iv) loans of JV Entity funds, (v) incur or enter into any lease, conveyance, mortgage or other agreement or indebtedness on behalf of the JV Entity which requires the personal guarantee of any member or any affiliate of any member and (vi) taking any action to cause the dissolution of the JV Entity. The operating agreement contains terms, conditions, representations, warranties and indemnities that are customary and standard for joint ventures in the real estate industry. As the manager of the JV Entity, we may be entitled to receive compensation for services as shall be determined by consent of all of the members.

Distributions to the JV Entity Members. Distributions to the members of the JV Entity are made first, in proportion to the remaining balance of capital contributions which were paid by each member and not returned to such member, until the cumulative amount of capital contributions paid by each member has been returned to such member; then, in proportion to the percentage interest in the JV Entity held by the member.

Portland Properties

411 SE Sheridan Road (“Sheridan”), located approximately fifty miles southwest of Portland in Sheridan, Oregon, is a 51-bed intermediate care facility with a current occupancy of 81%. In addition to skilled nursing services, Sheridan offers bariatric treatment for obesity. This 13,912 square foot single-story facility was constructed in multiple phases between 1960 and 1970.

5737 NE 37th Avenue (“37th Avenue”), located in Portland, Oregon, is a 51-bed, single-story facility with current occupancy of 72%. The facility was built in 1960 and has obtained approval to expand to 63 beds.

The operator of the Portland Properties has served in that capacity since 2005, and has over twenty years of experience operating skilled nursing facilities in the Pacific Northwest. As described above, upon the closing of the purchase, the existing operator will continue operating the Portland Properties under a long-term, triple-net lease. Including the Portland Properties, the operator manages four skilled nursing facilities in Oregon.

In evaluating these properties as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of targeted net rental income, quality of and regulatory compliance of the operator, location, demographics, existing and planned competitive properties and price per square foot and analyzed how the property compares to comparable properties in its market.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of Registrant.

We acquired our interest in the Portland Properties subject to a secured loan.  On August 1, 2012, we entered into a loan agreement with the Sellers for a loan (the “Seller Loan”) in the aggregate amount of approximately $5.8 million secured by security interests in the Portland Properties. The Seller Loan, which bears interest fixed at 5%, matures on March 15, 2013, at which time all outstanding principal, accrued and unpaid interest and any other amounts due under the loan agreement will become due. The Seller Loan is interest-only and may be voluntarily prepaid in its entirety prior to the maturity date without penalty. Interest payments on the Seller Loan are due monthly. Prior to the maturity date of the Seller Loan, the Company intends to refinance the property through a commercial lending institution. No financing fee was incurred in connection with the Seller Loan.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Kent Eikanas, age 42, will serve as the Company’s President and Chief Operating Officer as well as President and Chief Operating Officer of Healthcare Real Estate Group, of Cornerstone Ventures, Inc., an affiliate of our advisor. Mr. Eikanas has over ten years of experience in the acquisition, financing, asset management and disposition of healthcare real estate located throughout the United States.  Mr. Eikanas joined Cornerstone Ventures, Inc. in January 2012 and has been highly effective in advancing Cornerstone's healthcare real estate initiative forward.

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Mr. Eikanas has built an extensive network of relationships with high quality local and regional healthcare operators throughout the United States. This personal network of healthcare operator relationships has enabled Mr. Eikanas to acquire many healthcare properties on behalf of his former employers on favorable terms through off-market transactions.

From June, 2008 to January 2012, Mr. Eikanas was Vice President of Senior Housing for Granite Investment Group. While at Granite, Mr. Eikanas helped significantly grow their skilled nursing portfolio. From 2003 to 2008, Mr. Eikanas served as Vice President of Acquisitions at American Real Estate Investment (“AREI”), a real estate Investment company specializing in independent living, assisted living and memory care facilities. While at AREI, Mr. Eikanas helped grow that company’s real estate assets through the acquisition of various properties.

On behalf of the companies noted above, Mr. Eikanas has been involved in acquiring or asset managing healthcare real estate assets. His primary areas of specialty include assisted living facilities, memory care facilities and skilled nursing facilities.

Mr. Eikanas graduated from California State University Sacramento with a BA in Psychology and a Minor in Business.

Timothy Collins, age 64, will serve as the Company’s Interim Chief Financial Officer effective August 1, 2012. Since 1987, Mr. Collins has served as a principal at T.C. Collins and Associates, Inc., a real estate development strategic consulting firm and oversees the firm’s property management of 1.1 million square feet of multi-tenant, commercial/industrial properties. Prior to founding T.C. Collins and Associates, Mr. Collins served as chief financial officer of two public companies from 1975 to 1985, and worked in public accounting as a licensed CPA from 1970 through 1975. Mr. Collins serves on the board of directors of Instamed Holdings, a medical technology company and is a volunteer member and chairman of the board of trustees of the Newport Harbor Nautical Museum. From 2003-2011, Mr. Collins served on the advisory board of Cornerstone Realty Fund, an affiliate of our advisor.

Timothy graduated from the University of Santa Clara with a BA in Commerce.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Audited financial statements for Sheridan and 37th Avenue will be filed by amendment to this Form 8-K no later than October 17, 2012.

(b)	Pro forma financial information. Unaudited pro forma financial information will be filed by amendment to this Form 8-K no later than October 17, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: August 6, 2012	By:	/s/ Terry G. Roussel
Terry G. Roussel,
Chief Executive Officer

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